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+--------+                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
| FORM 4 |
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

      Stubblefield                  Arnold
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        (Last)                      (First)                        (Middle)

      2258 Bradford Ave.
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                                   (Street)

      Highland                      CA                                92346
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Business Bancorp - BZBC
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person, (Voluntary)
                                                                  --------------

4.  Statement for Month/Year 2/28/02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    ___ Officer             [X] 10% Owner    ___ Other
    ---                 (give title below)  ---                  (specify below)

    EVP / Chief Administrative Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (check applicable line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form          direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                                                                                      End of               (D) or        ficial
                         (Month/ -----------------------------------------------      Month                Indirect      Owner-
                         Day/                                   (A) or   Price                             (I)           ship
                         Year)    Code    V      Amount         (D)                   (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
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
    Common             2/7/02     (P)            15,295 Shares   (A)      $9.20      323,236 Shares          (D)
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                                                                                     147,810 Shares          (I)
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

Reminder: Report on a specific line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
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

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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          of In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          direct
                                 Date                                           ative       Secur-           of De-        Bene-
                                 (Month/Day/                                    Secur-      ities            rivative      ficial
                                 Year)                                          ity         Bene-            Security      Owner-
                                                                                (Instr.     ficially         Direct        ship
                              --------------------------------------------      5)          Owned            (D) or        (Instr.
                               Date     Expira-              Amount or                      at End           Indirect      4)
                               Exer-    tion       Title     Number of                      of Month         (I)
                               cisable  Date                 Shares                         (Instr. 4)       (Instr. 4)
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

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

Explanation of Responses:

          /s/ Arnold Stubblefield               2/28/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)